MINING LEASE

BETWEEN

GOLDEN CREST II, LLC

AND

SOLITARIO ZINC CORP.

DATED

MAY 27, 2021

TABLE OF CONTENTS

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TABLE OF CONTENTS
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EXHIBITS

MINING LEASE

THIS MINING LEASE (the "Lease") is made and entered into effective as of May 27, 2021 (the "Effective Date"), by and between Golden Crest II, LLC, a Wyoming limited liability company, whose address is 630 20 Road, Grand Junction, CO 81507 ("Owner"), and Solitario Zinc Corp., a Colorado corporation, whose address is 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado 80033 ("Solitario").

RECITALS

A. Owner is the owner of an undivided 100% interest in certain unpatented mining claims located in Lawrence County, South Dakota, as more particularly described in Exhibit A attached hereto (hereinafter the "Claims").

B. Owner owns all right, title, and interest in and to the Claims.

C. Owner desires to grant to Solitario, and Solitario desires to acquire from Owner, the exclusive right to explore and evaluate the Claims and, if warranted, to develop and mine the Claims, pursuant to the terms and conditions of this Lease.

AGREEMENT

NOW, THEREFORE, for and in consideration of $65,000 in hand paid as a Minimum Lease Payment by Solitario to Owner on the date of execution of this Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby confessed and acknowledged, and in consideration of the recitals and the mutual promises and covenants herein contained, the parties agree as follows:

ARTICLE I – GRANT OF LEASE

1.1 Grant of Lease.

(a) Owner hereby grants, leases, lets and demises the Claims and all of its rights to the use of the surface and subsurface of the Claims unto Solitario, its successors and assigns, together with all of the other rights, privileges, and easements thereto incident or appurtenant, together with any extralateral rights associated therewith, and together with any additional right, title or interest in and to the Claims to which Owner may become entitled or which Owner may acquire during the Term (as defined in Section 5.1) of this Lease, for the purpose and with the sole and exclusive right and privilege during the Term of this Lease, of exploring for, developing, mining, treating, processing, shipping, selling, marketing and otherwise exploiting and disposing of any and all ores, metals, minerals and materials of every kind and character found in, on, or under the Claims (hereinafter the "Valuable Minerals").

(b) Owner further grants to Solitario the sole and exclusive right and privilege to do any and all things which Solitario may deem necessary or desirable to accomplish any or all of the purposes and rights set forth in this Lease, including, without limitation, the sole and exclusive right and privilege:

(i) to enter upon and use the Claims for purposes of surveying, exploring for, prospecting for, sampling, drilling, developing, mining (whether by underground, strip, open pit, surface, solution mining or other methods, now known or hereafter developed), stockpiling, removing, shipping, transporting, processing, marketing and otherwise disposing of either Valuable Minerals or mineral-bearing ores and materials mined or extracted and removed from the Claims or lands other than the Claims;

(ii) to construct, use, maintain, repair, replace and relocate buildings, roads, tunnels, railroad corridors and loadout facilities, ore conveyors, leach pads, leachate collection systems, tailings ponds, waste dumps, ditches, pipelines, power and communication lines, structures, mills, processing facilities, utilities and other improvements and facilities reasonably required by Solitario for the full enjoyment of the Claims for the purposes set forth in this Section 1.1 and otherwise set forth in this Lease;

(iii) to use so much of the Claims and the surface and subsurface thereof as Solitario may consider necessary, convenient or suitable for any such purposes, including, without limitation, the deposit, storage, stockpiling and/or permanent disposal of ore, broken rock, mine or other wastes, overburden, residues, tailings or other by-products of development, mining, production or other operations;

(iv) to construct tunnels, adits, shafts and other workings and to use, destroy, or cave so much of the surface and subsurface of the Claims as may be necessary, convenient, suitable for or incidental to any of the rights and privileges of Solitario hereunder or otherwise reasonably necessary or convenient for the purposes set forth in this Lease, without any obligation to preserve any portion of the same (Owner hereby waiving all rights, statutory and otherwise, to subjacent support and to any damages associated therewith);

(v) to use all easements and rights-of-way for ingress and egress to and from the Claims to which Owner may be entitled;

(vi) to appropriate and use, consistent with applicable laws of the State in which the Claims are situated, any surface or underground water or water rights now existing or subsequently discovered or developed in or on the Claims; and

(vii) to exercise all other rights which are incidental to any or all of the rights specified, mentioned, or referred to herein, including, but not limited to, authority to apply, in its own name, for all necessary permits, licenses, and other approvals from the United States of America, the State in which the Claims are situated, or from county or local authorities.

(c) The rights granted to Solitario in this Lease to use the surface of the Claims, and to construct and use buildings, roads, power and communication lines, tailings ponds, tunnels, adits, workings and other improvements located in, on or under the Claims, including water rights and other appurtenances thereto, may be exercised by Solitario in connection with mineral rights in and under lands in the general vicinity of the Claims which are

acquired by or leased to Solitario from third parties, or which are otherwise controlled by Solitario, as well as in connection with the Claims leased by Owner to Solitario hereunder.

(d) Owner hereby waives any and all rights, statutory and otherwise, to require Solitario to maintain adjacent support for the Claims and any contiguous or adjacent property owned, leased, or controlled by Solitario or any other party, and to any damages in connection therewith, and waives any rights to any production royalty or otherwise from any such adjacent or contiguous property. Owner hereby waives any right to prohibit Solitario from mining within any minimum distance of any boundary of the Claims and contiguous or adjacent lands and hereby grants to Solitario the authority to enter agreements with the owners of contiguous or adjacent lands to allow mining of all ores and minerals located on or under the Claims or such other lands.

ARTICLE II – SOLITARIO'S OPERATIONS

2.1 Conduct of Operations. Solitario shall have exclusive control of all operations on or for the benefit of the Claims, and of any and all equipment, supplies, machinery, and other assets purchased or otherwise acquired or under its control in connection with such operations. Solitario may carry out, on its own or through independent contractors and consultants, such operations on the Claims as it may, in its sole discretion, determine to be warranted. All of the work which may be performed by Solitario under this Lease shall be performed in accordance with sound industry practices, but the timing, nature, manner and extent of any exploration, development or mining operations shall be within the sole discretion of Solitario. If Solitario at any time, and from time to time after commencing operations or production, desires to shut down or cease operations or production for any reason, it shall have the right to do so. Solitario may use and employ such methods of mining as it may desire or find most profitable. Solitario shall not be required to mine, preserve, or protect in its mining operations any ores, leachates, precipitates, concentrates or other products containing Valuable Minerals which, under good mining practices, cannot be mined or shipped at a reasonable profit to Solitario at the time encountered. Any decision as to the manner and form in which ores or other products containing Valuable Minerals are to be sold shall be made by Solitario in its sole discretion. Solitario shall have no obligation to begin or prosecute any operations or activities on the Claims or any Solitario AOI Interests, or to mine or remove all or any portion of the Valuable Minerals therein, and there shall be no implied covenant to do so under this Lease.

2.2 Commingling of Ores. Solitario shall have the right of mixing or commingling, either underground, at the surface, or at processing plants or other treatment facilities, any material containing Valuable Minerals mined or extracted from the Claims with any similar substances derived from other lands or properties, *provided* that the commingling is accomplished only after the material has been fairly and accurately weighed and sampled. Solitario shall use commingling procedures acceptable in the mining and metallurgical industry which are reasonably accurate for the type of mining and processing activity being conducted. The records relating to commingled ores shall be available for inspection by Owner, at Owner's sole expense, at all reasonable times, and shall be retained by Solitario for a period of twenty-four (24) months.

2.3 Sampling, Assay, and Analysis. Any determination of weight, volume, moisture content, amenability, or pay metal or mineral content, and any sampling and analysis by Solitario, shall be binding upon Owner if made in accordance with sound mining and metallurgical practices and standard sampling and analysis procedures prevailing in the mining and milling industry.

2.4 Ore Processing. All determinations with respect to: (a) whether ore will be beneficiated, processed or milled by Solitario or sold in a raw state, (b) the methods of beneficiating, processing or milling any such ore, (c) the constituents to be recovered therefrom, and (d) the purchasers to whom any ore, minerals or mineral substances may be sold, shall be made by Solitario in its sole and absolute discretion.

2.5 Waste Rock, Spoil and Tailings. The ore, mine waters, leachates, pregnant liquors, pregnant slurries, and other products or compounds of metals or minerals derived from the Claims shall be the property of Solitario subject to the Production Royalty as provided for in Section 3.1. Solitario shall not be liable for mineral values lost in mining or processing if such mining or processing is consistent with sound mining and metallurgical engineering practices. The Production Royalty provided for in Section 3.1 shall be payable only on metals, ores, or minerals recovered prior to the time waste rock, spoil, tailings, or other mine waste and residue are first disposed of as such, and such waste and residue shall be the sole property of Solitario; *provided* that if any such waste or residue remains on the Claims after this Lease is terminated, all such waste and residue shall be the sole and exclusive property of Owner. Solitario shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Owner shall have no claim or interest therein or in or to proceeds or mineral values recovered therefrom, *provided* that any actual sales of such materials shall be burdened by the obligation to pay the Net Smelter Return Royalty as provided for in Section 3.1.

2.6 Taxes. During the Term of this Lease, Solitario shall pay when due all general ad valorem taxes and assessments levied or assessed upon or against the Claims; *provided, however*, that Solitario shall not be responsible for the payment of any such taxes or assessments with respect to which Owner receives notices of due dates, unless Owner promptly forwards such notices to Solitario. Solitario shall specifically not be responsible for reimbursing Owner for any income taxes or other taxes imposed upon Owner by reason of receipt of any royalty or other payments hereunder, or for any special assessment for local improvements or benefits which is not attributable to Solitario's operations under this Lease. Notwithstanding the foregoing, Solitario shall have the right to contest in the courts or otherwise the validity or amount of any taxes or assessments payable by it hereunder if Solitario deems the same to be unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment, or equalization before Solitario shall be required to pay the same. In addition, if Owner fails to timely pay any taxes or assessments pertaining to the Claims for which it is responsible under this Section 2.6, Solitario may, but shall not be obligated to, pay the same, plus any interest or penalties, on behalf of Owner, and shall then be entitled to deduct the amount of such payment from any subsequent royalty or other payment due to Owner under this Lease. Should this Lease be in effect for only a portion of any calendar year, including the current calendar year, taxes for which Solitario may be responsible

hereunder for that year shall be prorated between Owner and Solitario to the extent such taxes are attributable to Owner's interest in the Claims.

2.7 Geological Data; Reports. Upon execution of this Lease, Owner shall deliver to Solitario copies of all metallurgical, geological, geophysical, geochemical, milling data, survey notes or maps, title and environmental information, and reports concerning the Claims which Owner possesses or to which it has access. Owner agrees that it will, at all times during the Term of this Lease, make available to Solitario, at such time and place as may be reasonably convenient, any survey maps, drill hole logs, assay reports, and other geological data relating to the Claims which Owner possesses or has access to or acquires in the future. Owner shall also make available to Solitario for inspection, sampling, and testing any drill cuttings and core samples derived from the Claims which it possesses or to which it has access. During the Term of this Lease, within ninety (90) days after the end of each calendar year, Solitario shall provide to Owner a written report summarizing the activities (if any) carried out by Solitario on the Claims during that calendar year including a summary of Exploration and Development Expenditures as described in Section 4.1.

2.8 Insurance. Solitario agrees to carry insurance covering its activities carried out on the Claims in accordance with acceptable industry standards, including (a) general liability insurance and (b) insurance covering all persons working in or on the Claims for Solitario, as will fully comply with the requirements of the statutes of the state in which the Claims are located pertaining to worker's compensation and occupational disease and disabilities as are now in force (or as may be hereafter amended or enacted). Solitario may self-insure with respect to all such insurance coverage provided such self-insurance coverage meets all state and federal regulations and is at least as thorough and comprehensive as industry standards.

2.9 Compliance with Laws. Solitario agrees to conduct and perform all of its operations hereunder in material compliance with all valid and applicable federal, state or local laws, rules and regulations, including without limitation, such laws, rules and regulations pertaining to social security, unemployment compensation, wages and hours and conditions of labor, and Solitario shall defend, indemnify and hold Owner harmless from payment of any damages, including reasonable attorney's fees incurred by Owner, occasioned by Solitario's failure to comply with said laws.

2.10 Indemnity. Except as otherwise set forth in Section 8.4, Solitario will hold Owner harmless from and fully defend and indemnify Owner against any and all claims or demands which may be made upon Owner or against the Claims, for, or on account of, any debt or expense contracted or incurred by Solitario in conducting its activities pursuant to this Lease, and Solitario will hold Owner harmless from and fully defend and indemnify it against any liability for, or on account of, injury to, or death of, any person or damage to any property sustained during the Term of this Lease, resulting from any act or omission of Solitario, its agents or employees.

2.11 Liens and Encumbrances. Solitario shall keep Owner's title to the Claims free and clear of all liens and encumbrances resulting from its operations hereunder; *provided, however*, that Solitario may refuse to pay any claims asserted against it which it disputes in good

faith. Solitario shall contest, at its sole cost and expense, any suit commenced to enforce such a claim, and, if the suit is decided against Solitario, shall promptly pay the judgment.

2.12 Reclamation. Solitario shall reclaim the surface of the Claims disturbed by its operations under this Lease in accordance with applicable federal, state and local laws, rules and regulations.

2.13 Claim Maintenance. Commencing with the assessment year beginning on September 1, 2021, and for each assessment year thereafter in which the Lease is in effect as to the Claims after the first day of August of each such year, Solitario shall, subject to the provisions of this Section 2.13, perform assessment work as required by federal and state laws and regulations, or pay any holding or claim maintenance fees required in lieu thereof, to maintain the Claims, and record and file affidavits or notices of such performance or payment with the appropriate governmental agencies as may be required including, if required, filing with the Lawrence County Register of Deeds pursuant to S.D.C.L. 45-4-23. Solitario shall not be liable for damages of any kind resulting from the loss of any of the Claims based on a governmental challenge or a challenge by any other third party, for (a) failure to perform assessment work, if Solitario performs assessment work which it reasonably and in good faith, in accordance with accepted practices of the mining industry, believes is sufficient to satisfy such assessment work requirements, (b) failure to perform claim maintenance requirements, if Solitario timely pays required claim maintenance fees, (c) failure to adhere to any pedis possessio requirements, or (d) based upon Solitario's uses of the surface of any of the Claims.

ARTICLE III – ROYALTIES AND OTHER AGREEMENTS

3.1 Production Royalties.

(a) Owner reserves, and Solitario shall pay to Owner during the Term of this Lease as a nonparticipating, non-executive production royalty, two percent (2%) of the Net Smelter Returns from the ores of Valuable Minerals, including by-products and co-products thereof, produced and sold from the Claims, calculated as set forth in the remainder of this Section 3.1 (the "Net Smelter Return Royalty" or "Production Royalty").

(b) As used herein, "Net Smelter Returns" means the Gross Proceeds less Allowable Deductions.

(i) As used herein, "Gross Proceeds" shall have the following meaning:

(A) If Solitario causes refined gold (meeting the specifications of the London Bullion Market Association or "LBMA") to be produced from Valuable Minerals, Net Smelter Returns shall be paid on the refined gold, as herein provided. For purposes of determining Net Smelter Returns, the refined gold shall be deemed to have been sold at the Quarterly Average Gold Price and the Gross Proceeds shall be determined by multiplying Gold Production during the calendar quarter by the Quarterly Average Gold Price for such quarter. As used herein, "Gold Production" shall mean the quantity of refined gold outturned during the calendar quarter to Solitario's account by an independent third party refinery from Valuable Minerals, on either a provisional or final

settlement basis. If the outturn of refined gold is made by the refinery on a provisional basis, Gross Proceeds shall be based on the amount of such provisional settlement, but shall be adjusted in subsequent payments and statements to account for the amount of refined metal established by the final settlement. "Quarterly Average Gold Price" shall mean the average LBMA P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the calendar quarter by the number of days for which such prices were reported.

(B) If Solitario causes refined silver (meeting the specifications of the LBMA) to be produced from Valuable Minerals, Net Smelter Returns shall be paid on refined silver, as herein provided. For purposes of determining Net Smelter Returns, the refined silver shall be deemed to have been sold at the Quarterly Average Silver Price and the Gross Proceeds shall be determined by multiplying Silver Production during the calendar quarter by the Quarterly Average Silver Price for such quarter. As used herein, "Silver Production" shall mean the quantity of refined silver outturned during the calendar quarter to Solitario's account by an independent third party refinery from Valuable Minerals, on either a provisional or final settlement basis. If the outturn of refined silver is made by the refinery on a provisional basis, Gross Proceeds shall be based on the amount of such provisional settlement, but shall be adjusted in subsequent payments and statements to account for the amount of refined metal established by the final settlement. As used herein, "Quarterly Average Silver Price" shall mean the average LBMA daily Silver Fix, calculated by dividing the sum of all such prices reported for the calendar quarter by the number of days for which such prices were reported.

(C) If Solitario causes refined metals other than refined gold and refined silver to be produced from Valuable Minerals, Net Smelter Returns shall be paid on the refined metal produced as herein provided and the Gross Proceeds shall be equal to the amount of the proceeds actually received by Solitario during the calendar quarter from the sale of such refined metal. All such sales must be to unaffiliated third parties in an arm's-length transaction.

(D) If Solitario sells raw ore mined from the Claims or doré or concentrates produced from Valuable Minerals to an independent third party in an arm's length transaction, then the Gross Proceeds shall be equal to the amount of the proceeds actually received by Solitario during the calendar quarter from the sale of such raw ore, doré, or concentrates.

(E) If Solitario sells raw ore mined from the Claims or doré or concentrates produced from Valuable Minerals in other than an arm's length sale to an independent third party, then the Gross Proceeds shall be equal to the fair market value of such raw ore, doré or concentrates.

(F) If the LBMA stops publishing either standards for refined gold and refined silver, or a daily price for the same, then those standards or prices shall be determined based on some other internationally recognized source that is mutually agreeable to the parties, acting reasonably.

(ii) As used herein, "Allowable Deductions" shall mean the following costs, charges and expenses paid by Solitario for or with respect to Valuable Minerals, after such Valuable Minerals are shipped from the Claims:

(A) Charges for treatment in the smelting and refining processes (including handling, processing, interest and provision for settlement fees, costs of umpires, sampling, weighing, assaying and representation fees, penalties, and other deductions made by the smelter or refiner or imposed by law);

(B) Actual costs of transportation (including loading, freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of Valuable Minerals from the Claims to the place of treatment and then to the place of sale;

(C) If Solitario sells Valuable Minerals from the Claims other than refined gold or refined silver, all costs, charges and expenses for (I) transportation to and beneficiation, processing or treatment of such materials at any plant or facility more than five miles from the exterior boundary of the Claims, and (II) smelting or refining to produce a refined metal (including handling, processing and provisional settlement fees, sampling, assaying and representation costs, penalties, and other processor deductions);

(D) Costs or charges of any nature for or in connection with insurance, storage, or representation at a smelter or refinery for Valuable Minerals;

(E) Sales, use, ad valorem, severance, export, and any other tax on or measured by mineral production, but excluding taxes based on Solitario's or Owner's income; and

(F) Any future production royalties or fees payable to the U.S. government based on the production and sale of Valuable Minerals or measured by tons of material moved on the Claims.

(iii) If Valuable Minerals are processed on or off the Claims in a facility wholly or partially owned by Solitario or an affiliate of Solitario, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm's length basis, or which would not be Allowable Deductions if those Valuable Minerals were processed by an independent third party.

3.2 Minimum Lease Payments. During the Term of this Lease, unless Solitario shall terminate this Lease on or before any given anniversary of the Effective Date of this Lease, Solitario shall pay a lease payment ("Minimum Lease Payment") to Owner, payable on or before each such Anniversary Date as follows:

Due Date	Annual Minimum Lease Payment
Effective Date	$ 65,000
First Anniversary Date	$ 60,000

Due Date	Annual Minimum Lease Payment
Second Anniversary Date	$ 70,000
Third Anniversary Date	$ 80,000
Fourth Anniversary Date	$ 90,000
Fifth Anniversary Date and on or before each Anniversary Date through the Tenth Anniversary Date	$100,000
On or before each Anniversary Date thereafter	$150,000

The "Anniversary Date" of this Lease shall mean the date one or more years following the Effective Date. Under no circumstances shall the obligation to make all or any part of any payment under this Section 3.2 be deemed to have accrued prior to the date such payment is due. If at any time during the Term of this Lease "Commercial Production" is achieved (Commercial Production being defined for purposes hereof as the first day of the month following the calendar quarter in which commercially marketable products derived from the Claims are sold), then Solitario's obligation to pay the Minimum Lease Payment next due and all subsequent Minimum Lease Payments shall be terminated. Notwithstanding the above language or any other language used herein, except under the circumstances described in Section 7.3, the $60,000.00 Minimum Lease Payment due on the first Anniversary Date is not conditional and Solitario must pay it regardless of circumstances including lease termination.

3.3 No Recovery of Minimum Lease Payments. Sums paid to Owner as Minimum Lease Payments during the Term of this Lease shall not be recoverable as a credit against the Net Smelter Return Royalty payable to Owner on the production and sale of Valuable Minerals from the Claims.

3.4 Supplemental Payments. In addition to the Minimum Lease Payments required under Section 3.2, Solitario shall make the following additional payments ("Supplemental Payments") to Owner:

Payment Amount	Details	Due Date
$25,000	First drill hole on the Claims containing a minimum of at least 10 meters of 2 grams per metric tonne of gold equivalent.	Not later than 30 days after Solitario publicly files the relevant drilling results.
$1.00 per ounce for all ounces of gold or gold equivalent identified as Resources in NI-43-101 compliant Resource report (43-101 Technical Report)	Completion and delivery to Solitario of each 43-101 Technical Report	Not later than 30 days after Solitario publicly files the relevant 43-101 Technical Report.

With respect to the $1.00 per ounce payment described above, that $1.00 per ounce payment shall be cumulative, and only counted once per ounce of gold or gold equivalent (e.g., if a Technical Report identified a Resource of 200,000 ounces, Owner would receive a $200,000 payment for those ounces, and if a subsequent Technical Report increased the size of that Resource to a total of 500,000 ounces, then Owner would receive an additional payment of $300,000 for the 300,000 additional ounces identified). The per ounce payment amount shall be capped at an aggregate of $1,500,000—that is, if a Resource in excess of 1,500,000 ounces of gold or gold equivalent is identified on the Property, Solitario shall not be required to make the $1.00 per ounce payment for any ounces in excess of 1,500,000.

3.5 Manner of Payment. Net Smelter Return Royalty payments shall be paid by Solitario to Owner on a calendar quarterly basis on or before the thirtieth (30th) day following the last day of the previous calendar quarter during which each such payment is accrued to Owner's account. Net Smelter Return Royalties shall accrue to Owner's account upon provisional or final settlement and payment by the smelter, refinery or other buyer to Solitario for the Valuable Minerals sold and for which the Net Smelter Return Royalty is payable. All Net Smelter Return Royalty payments shall be accompanied by a statement and settlement sheet showing the quantities and grades of metals, ores, minerals, or materials mined and sold from the Claims, proceeds of sale and average quarterly prices, costs, assays and analyses, and other pertinent information in sufficient detail to explain the calculation of the Net Smelter Return Royalty payment.

3.6 Delivery of Payment. All payments to Owner hereunder shall be paid by Solitario's single check made payable to Owner. A payment shall be made by mailing or by delivering a check to Owner at the address set forth in Section 8.7 below, and such a payment shall effectively, and for all purposes whatsoever, constitute full payment of the amount thereof to Owner. Owner shall be solely responsible for all distributions of payments received by it hereunder to its members or to any other third parties entitled to any portion of such payments, and Solitario shall have no responsibility therefor or liability with respect thereto. If royalty payments are to be made to a third party other than Owner as the result of a conveyance by Owner to such third party of Owner's right to receive any payments hereunder, Solitario shall not be held in default for failure to make payments or tenders of payments until thirty (30) days after Owner shall deliver to Solitario a proper, recordable instrument naming another person or entity as agent to receive such payments and tenders such person or entity's consent to act as agent. In that event Solitario shall have no obligation to make any payments to more than one person or entity.

3.7 Audits; Objections to Payments. Owner, at its sole election and expense, shall have the right to procure, not more frequently than once annually following the close of each calendar year, during normal business hours, upon not less than ten (10) business days' prior notice, an audit of Solitario's accounts relating to payment of the Net Smelter Return Royalty hereunder by any certified public accountant selected by Owner, such audit to be conducted with all reasonable dispatch and in such a manner as not to unreasonably interfere with Solitario's day-to-day business activities. All royalty payments made in any calendar year shall be considered final and in full satisfaction of all obligations of Solitario with respect thereto, unless Owner gives written notice describing and setting forth a specific objection to the calculation thereof within one (1) year following the close of that calendar year. Solitario shall account for

any agreed upon deficit or excess in the payment made to Owner by adjusting the next quarterly statement following completion of such audit to account for such deficit or excess.

3.8 Trading Activities. The parties acknowledge and agree that Solitario shall have the exclusive right to market and sell to third parties Valuable Minerals produced from the Claims in any manner it chooses, including without limitation the forward sale of Valuable Minerals on the commodity market, through streaming transactions, and the repayment of gold loans ("Trading Activities"). Owner shall have absolutely no right to participate or obligation to share whatsoever in any price protection or hedging activities of Solitario, including any sales of Valuable Minerals derived from the Claims by Solitario on the commodity market or otherwise, or in any profits received or losses suffered by Solitario as a result of such Trading Activities.

3.9 Royalty Buy-Down. Solitario shall have the right, at any time within the period commencing on the Effective Date of this Lease and ending on the twentieth Anniversary Date, to buy down one-half of Owner's Production Royalty (so that Owner would thereafter be entitled to a one percent (1%) interest in Net Smelter Returns from the sale of any Valuable Minerals extracted and produced from the Claims and any Solitario AOI Interests), for a buy-down price of $1,000,000. Solitario may exercise its right to buy down of one-half of Owner's interest in the Production Royalty by providing written notice to Owner, and upon delivery of such notice, the Owner shall promptly execute and deliver to Solitario a recordable conveyance document mutually agreeable to the parties, acting reasonably, pursuant to which Owner conveys to Solitario the requisite portion of Owner' interest in the Production Royalty, free and clear of all liens, claims, encumbrances and defects arising by, through and under Owner. Simultaneous with the delivery of such conveyance document, Solitario will wire transfer the buy-down price to Owner pursuant to written wire transfer instructions provided by Owner in advance. If Solitario timely exercises its royalty buy-down right under this Section 3.9 and Owner fails to promptly deliver a conveyance document, Solitario shall have the right to specific performance, as well as all other legal and equitable rights and remedies available to it in connection with such failure.

ARTICLE IV – WORK COMMITMENT

4.1 Work Commitment. Subject to Solitario's right to terminate this Lease pursuant to Section 6.3 and to the provisions of Section 8.6(b) and this Article IV, Solitario shall incur or accrue at least the following minimum amounts of Exploration and Development Expenditures on or for the benefit of the Claims or any Solitario AOI Interests during each Annual Period until it achieves Commercial Production:

First Annual Period	$200,000
Second Annual Period	$400,000
Third Annual Period	$600,000
Fourth Annual Period	$800,000
Fifth Annual Period and each Annual Period thereafter until commencement of Commercial Production	$1,000,000

Solitario's obligation to incur or accrue Exploration and Development Expenditures as set forth

above will be referred to as the "Minimum Work Commitment." Within ninety (90) days after the end of each Annual Period referred to above, Solitario shall furnish to Owner a statement of the Exploration and Development Expenditures actually incurred or accrued by Solitario during the Annual Period in question. If it is determined that Solitario is in default under Section 5.1 because it did not incur or accrue the required amount of Exploration and Development Expenditures during the Annual Period covered by that statement, Solitario may nevertheless keep the Lease in full force and effect by paying to Owner an amount equal to the difference between the required Exploration and Development Expenditures and the Exploration and Development Expenditures actually incurred or accrued, such payment to be made not later than thirty (30) days after the date the parties agree in writing to the amount of such deficiency. In lieu of incurring Exploration and Development Expenditures in the amount specified above during any Annual Period, Solitario shall have the right and option to maintain this Lease in effect by paying to Owner, within ninety (90) days after the end of the applicable Annual Period, the difference between the amount of Exploration and Development Expenditures actually incurred or accrued by Solitario during such period and the amount specified above. Any amount by which the Exploration and Development Expenditures actually incurred or accrued by Solitario during any Annual Period(s) exceed the amounts specified above shall be a credit against and reduce the amount of Exploration and Development Expenditures which Solitario must incur or accrue in any subsequent Annual Period(s) to maintain this Lease in effect.

4.2 Failure to Perform Minimum Work Commitment. In the event that Solitario is in default as determined under Section 5.1 for failure to perform the required Minimum Work Commitment during any Annual Period, and Solitario fails to make payments in lieu or satisfaction thereof as set forth in Section 4.1, Owner's sole and exclusive remedy for such failure to perform shall be to terminate this Lease pursuant to Section 6.4. Notwithstanding any other provision of this Lease, Solitario shall have no liability or obligation to Owner under this Section 4.2 for failure to perform its Minimum Work Commitment in the event Solitario terminates this Lease because it determines that Owner's title to all or any of the Claims or any portion thereof, is subject to a title defect rendering such title not good and marketable.

4.3 Proportionate Reduction. Solitario's Minimum Work Commitment shall be proportionately reduced for each Annual Period if Owner owns less than the full and undivided interest in and to the Claims set forth in Exhibit A.

4.4 Audits. Owner, at its sole election and expense, shall have the right to perform, not more frequently than once annually following the close of each Annual Period, an audit of Solitario's accounts relating to the annual Minimum Work Commitment. Such audit may be performed by any authorized representative of Owner. Any such inspection shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon at least five (5) business days prior written notice. All expenditures for the Minimum Work Commitment made in any Annual Period shall be considered final and in full accord and satisfaction of all obligations of Solitario with respect thereto, unless Owner gives written notice describing and setting forth a specific objection to the calculation thereof within six (6) months following the close of the Annual Period in question. If Owner timely provides such a notice, and Solitario disagrees with Owner's objection, then Solitario shall so notify Owner within thirty (30) days after Solitario's receipt of such notice. In that event, the parties shall select a mutually agreeable independent accounting firm or other third party to review the pertinent information

and resolve the dispute. In the event that the independent third party finds a deficiency in the performance of the Minimum Work Commitment, Solitario may nevertheless keep this Lease in full force and effect by paying the amount of such deficiency to Owner within sixty (60) days after the independent third party notifies the parties of its decision.

4.5 Permitting Delays. Notwithstanding any of the provisions of this Article IV to the contrary, the period(s) of time within which Solitario is obligated to perform any Minimum Work Commitment shall be extended for period(s) of time equivalent to the time period during which Solitario is unable to obtain, after diligently attempting to do so, any permits, licenses, approvals or authorizations of any federal, state and local authorities ("Permits") required for it to conduct its planned activities or operations on or for the benefit of the Claims during the Annual Period in question. Solitario shall promptly notify Owner if Solitario is unable to obtain the necessary Permits to timely complete any Minimum Work Commitment (such notice referred to hereinafter as a "Permit Notice"), and in that event, the periods of time within which such Minimum Work Commitment and all subsequent Minimum Work Commitments must be performed (or payments made in lieu thereof) shall be extended as follows: (a) in the case of the then current Minimum Work Commitment, for a period of time equivalent to the period of time from the date of the Permit Notice until Solitario notifies Owner that it has received the Permit(s) in question, and (b) for all subsequent Minimum Work Commitments, the annual periods for performance of the same shall start at the end of extended period described in clause (a) above and run until each anniversary of such date, and the definition of Annual Period as used in this Article IV shall automatically be modified accordingly.

ARTICLE V – DEFAULT

5.1 Default. If either party believes the other party has failed in the performance of any obligation under this Lease (for purposes of this Article V called the "defaulting party"), including without limitation (a) the payment of Minimum Lease Payments or Production Royalties, (b) the payment of Supplemental Payments, (c) the completion of the Minimum Work Commitment, or (d) the conduct of activities on a continuous basis pursuant to Section 6.1, that party shall serve upon the defaulting party written notice of default, describing the asserted default with specificity. If the defaulting party, within thirty (30) days after receipt of such notice, does not either dispute the same or cure, with respect to failure to pay sums of money due hereunder, or, with respect to defaults other than failure to pay sums of money due hereunder, does not cure or commence to cure the alleged default; or having disputed such alleged default, the defaulting party fails to cure, or, with respect to defaults other than failure to pay sums of money due hereunder, to commence and thereafter diligently cure, any default within thirty (30) days after final, non-appealable judgment of a court of competent jurisdiction finding a default, the defaulting party shall be deemed to be in default.

5.2 Consequences of Default. In the event either party is deemed to be in material default under Section 5.1 above, the non-defaulting party shall have the right to terminate this Lease pursuant to Section 6.3 or 6.4 of this Lease. If after notice and opportunity to cure as provided for therein, Solitario would otherwise be deemed to be in default under Section 5.1 above for failure to timely make any annual Minimum Lease Payment under Section 3.2 above, then such non-payment shall not constitute a default but shall instead be deemed a termination of this Lease by Solitario pursuant to Section 6.3 below effective as of the scheduled due date of

such payment, and Solitario shall not be required to make the Minimum Lease Payment in question. The sole liability of Solitario to Owner for any default by Solitario under the terms of this Lease shall be termination by Owner pursuant to Section 6.4 and the retention by Owner of any payments previously made to Owner hereunder, and Solitario shall have no further obligations hereunder or liability to Owner by way of damages of any kind or otherwise, except with respect to (i) payments to Owner pursuant to Section 3.1 which have accrued prior to termination; and (ii) the obligations set forth in Sections 2.9 through 2.12, inclusive, Section 2.13 (if the lease terminates after August 1 of any calendar year) and Section 6.5.

ARTICLE VI – TERM; TERMINATION

6.1 Term of Agreement. Unless otherwise mutually agreed by the parties or terminated earlier pursuant to Section 6.3 or 6.4, this Lease shall remain in effect from the Effective Date for twenty (20) years, and so long thereafter as any of the operations Solitario is allowed to engage in under Section 1.1 are being carried out on or with respect to the Claims on a continuous basis (collectively, the "Term"). For purposes of this Section 6.1, operations shall be deemed to be carried out on a continuous basis so long as any such operations do not cease for a period of more than three hundred sixty-five (365) consecutive days.

6.2 Access for Reclamation. Upon the date of expiration or sooner termination of this Lease, Solitario shall have, to the extent Owner may legally grant the same, for a period of one (1) year after such date and so long thereafter as is reasonably necessary or required by applicable laws, the cost-free, non-exclusive right of ingress and egress to and from and across the Claims for the purposes of reclaiming any disturbances of the Claims and other lands in the vicinity of the Claims occasioned by Solitario's operations under this Lease. Solitario shall have no obligation to pay any Minimum Lease Payments during that period of time. Notwithstanding any provisions of this Lease to the contrary, Solitario assumes no responsibility or obligation to reclaim or otherwise cure disturbances of the Claims made prior to the Effective Date; *provided, however*, Solitario agrees to be responsible for such disturbances that existed as of the Effective Date to the extent such disturbed lands are re-disturbed by Solitario during its operations hereunder.

6.3 Termination by Solitario. Solitario shall have the right to terminate this Lease either in its entirety, or in part as to some portion of the Claims, at any time by giving Owner written notice of its intention specifying the portion or portions of the Claims as to which this Lease is terminated, and this Lease shall terminate as to that portion or portions specified in the notice, effective thirty (30) days after the date of such notice. In the event Solitario shall terminate this Lease, upon such termination all right and interest of Solitario under this Lease shall terminate as to the portion or portions of the Claims to which such termination applies, and, subject to Section 6.5 of this Lease, Solitario shall not be required to perform any further obligations hereunder with respect thereto, and Solitario shall have no liability to Owner by way of damages of any kind or otherwise, except with respect to (a) payments to Owner pursuant to Section 3.1 which have accrued prior to the effective date of such termination, and (b) the obligations set forth in Sections 2.9 through 2.12, inclusive, and Section 2.13, if such termination becomes effective after August 1 of any calendar year. In the event Solitario terminates this Lease in part, this Lease shall remain in full force and effect except with respect to that portion or portions of the Claims as to which this Lease is terminated.

6.4 Termination by Owner. Should Solitario be in default of any of its material obligations under this Lease, determined as provided in Section 5.1 hereof, then Owner may, at its election, terminate this Lease by giving notice of such intention to Solitario, and, upon Solitario's receipt of such notice, this Lease shall be conclusively deemed terminated.

6.5 Rights and Duties Following Termination. In the event of termination of this Lease, Solitario agrees, subject to Section 6.2 above, to surrender quietly and peaceably that portion or portions of Claims as to which this Lease is terminated. Within sixty days after such termination, at Owner's request, Solitario agrees to execute a recordable instrument by which it releases the appropriate portion of the Claims to Owner. For a period of one year after the effective date of termination, Solitario shall have the right to remove its buildings, structures, machinery, tools, equipment, and other property erected or placed within or upon the portion or portions of the Claims to which such termination applies, excepting only track, timber, chutes and ladders in place for underground support and entry, if any. If Solitario is hampered by snowdrifts, washouts, inclement weather, or other climatic condition from completing removal of said items within such one-year period, then such time shall be extended by such reasonable period as required by Solitario. All such buildings, structures, machinery, tools, equipment, or other property not removed prior to the expiration of such period shall become and remain the sole property of Owner. Within sixty (60) days after termination of this Lease as to some or all of the Claims, Solitario shall make available to Owner all noninterpretative, geological information which Solitario has generated and/or developed concerning the portion or portions of the Claims as to which this Lease is terminated, except to the extent the same is proprietary to or constitutes a trade secret of Solitario or any third party. Solitario expressly disclaims any and all representations and warranties whatsoever with respect to the reliability, accuracy, completeness or suitability of such information for any purposes, and Owner shall rely on the same at its sole risk. Owner shall comply with the provisions of Section 8.2 below with respect to such information as may be provided under this Section 6.5 if such termination applies to less than all of the Claims.

ARTICLE VII – TITLE TO THE CLAIMS

7.1 Owner's Title.

(a) Notwithstanding any investigation conducted by Solitario pursuant to Section 7.2, Owner represents and warrants that it owns the full and undivided interest in and good and defensible record title to the Claims free and clear of all liens, claims, defects, encumbrances or burdens on production; that it has not assigned or encumbered its interest in the Claims or any portion thereof; that there are no actions, suits, or administrative or other proceedings pending or, to the best of Owner's knowledge, threatened against or affecting the Claims; and that it has the full and unrestricted right to enter into and perform this Lease without obtaining the consent or participation of any other party.

(b) Owner further represents and warrants that (i) it was and remains qualified to locate and own federal unpatented mining claims on the date the Claims were located or acquired by it and on the Effective Date; (ii) all of the Claims are good and valid, not in conflict either with any other mining claims or with the possession of others asserting mineral entries; (iii) the Claims were properly located and monumented on public domain land open to mineral

entry in compliance with all applicable state and federal laws and regulations; (iv) copies of location certificates or notices and maps for the Claims were timely filed and recorded in the appropriate county and Bureau of Land Management ("BLM") offices; (v) to the best of its knowledge the Claims constitute a compact group of contiguous and adjoining claims without interior gaps; and (vi) all holding, rental and claim maintenance fees required to maintain the Claims through the assessment year ending on September 1, 2021, were timely and properly paid and appropriate affidavits or notices evidencing such payments were timely and properly filed and recorded as required by federal and state laws and regulations.

(c) Owner further represents and warrants that neither it nor any of its members has entered into any presently binding contract, agreement, or commitment with respect to the Claims which would interfere with the rights herein granted to Solitario. Owner warrants and will forever defend the title of Solitario, its successors and assigns, in the Claims against all claims and demands of any entity, person or persons whatsoever arising by, through or under Owner. If during the Term of this Lease there are any liens, encumbrances or other burdens on production affecting the Claims and arising by, through or under Owner, Owner shall discharge said liens, encumbrances or other burdens on production, and shall defend, indemnify and hold Solitario harmless from all costs, expenses (including reasonable attorneys' fees) and damages arising from the same.

7.2 Examination of Title. Upon execution of this Lease, Owner shall deliver to Solitario all title information concerning the Claims which it possesses or to which it has access, including, but not limited to, any abstracts of title, title reports, commitments, insurance policies or opinions covering the Claims or any portion thereof. Solitario may order an abstract of title, or may have any existing abstract of title brought current, and examine the same, all at its expense. Solitario shall have one hundred twenty (120) days after the Effective Date of this Lease to examine Owner's title to the Claims.

7.3 Defect in Title; Right to Cure. If Solitario, in its sole discretion, determines at any time within the 120-day period provided for in Section 7.2 that Owner's title to the Claims is defective or uncertain, Solitario may terminate this Lease upon written notice to Owner of such material defect or uncertainty and, upon receipt of such notice by Owner, this Lease shall be deemed terminated, Owner shall promptly refund to Solitario the Minimum Lease Payment made to Owner upon execution hereof, and Solitario shall have no obligation to make the Minimum Lease Payment due on or before the first Anniversary Date. Without prejudice to its rights of termination hereunder, at any time while this Lease is in effect, Solitario may, at its expense and in its sole discretion, initiate and prosecute such actions as may be necessary or desirable in the opinion of Solitario to cure, remove, or correct any or all title defects pertaining to the Claims. Such actions may include, but shall not be limited to, initiating or prosecuting in its name or in Owner's name, or both, proceedings to obtain possession of, or to quiet title to, the Claims, or any portion thereof. Owner shall cooperate with Solitario and shall execute all documents and take such actions as Solitario may reasonably request in connection with such title curative actions. In the event Solitario takes any such title curative actions, all expenses and costs incurred by Solitario in initiating and prosecuting these actions pursuant to this Section 7.3 shall be credited against Minimum Lease Payments, Supplemental Payments or Production Royalty payments becoming due to Owner.

7.4 Lesser Interest; Changes to the Mining Law; Right of Offset; Third-Party Claims.

(a) Notwithstanding any investigation conducted by Solitario pursuant to Section 7.2, Solitario's obligation to pay Minimum Lease Payments, Supplemental Payments and Production Royalties provided for under this Lease is based upon Owner's ownership of the full undivided interest in the Claims. In the event it is determined that Owner owns less than the full undivided interest therein, Owner's total right to receive Minimum Lease Payments, Supplemental Payments and Production Royalty payments hereunder shall bear the same proportion to 100% as its total interest bears to the full undivided whole.

(b) If Owner fails to duly satisfy and discharge any mortgage, lien, tax levy or encumbrance chargeable solely to Owner or any of its members on the Claims, or suffers or permits any lien or encumbrance to be imposed upon the Claims, Solitario at its option may, but shall not be obligated to, pay and reimburse itself for any such payment by withholding and retaining from Minimum Lease Payments, Supplemental Payments and Production Royalty payments due to Owner any amounts so paid by Solitario, as well as reasonable attorneys' fees incurred by Solitario in connection therewith, without prejudice to any right of Solitario to recover from Owner or against the Claims in any manner or by any remedy whatsoever, and Solitario shall have all of the rights and remedies against Owner which the mortgagor or, lienor, or creditor had immediately prior to the time of such payment. Upon the request of Solitario, Owner shall promptly make, execute, acknowledge and deliver to Solitario any and all instruments (in form and substance satisfactory to Solitario) that Solitario in its sole judgment may deem necessary or desirable to fully effectuate the provisions of this Section 7.4(b).

(c) If it appears that any person or entity not a party hereto may have a claim of ownership in the Claims, or a claim to a share in the production of Valuable Minerals or any of the payments due hereunder, Solitario, at its sole discretion, after written notice to Owner, may suspend its obligation to make Minimum Lease Payments, Supplemental Payments and Production Royalty payments as provided herein, and in lieu thereof, may deposit in an interest-bearing account payments equivalent to payments which may otherwise become due Owner. Such deposit or deposits shall remain in such interest- bearing account until the claim or controversy is resolved or settled by final court decision, by arbitration, negotiation or otherwise. If Solitario is required or elects to make any payments to such persons or entities not a party hereto as a result of, or in settlement of, any such claims, either by way of contract, settlement, compromise, final court judgment, or otherwise, Solitario may recover from, or credit against, any payments thereafter becoming due Owner under this Lease, the amount of such, payments and all other costs and expenses (including attorney's fees) paid or incurred by Solitario as a result of any such claims.

(d) Owner and Solitario are aware that the mining laws of the United States or the laws of the state in which the Claims are located may be amended or new laws may be enacted during the Term of this Lease. In that event, Solitario shall have the option (but not the obligation) of maintaining the rights and obligations of Owner in and to the Claims pursuant to those new or amended laws, subject to this Lease and to the extent allowable, including the right to convert the Claims, in Owner's name, to any new property rights which may be created, and all of the terms and conditions of this Lease shall apply to such new property rights. Owner agrees to cooperate with Solitario in this regard.

(e) This Section 7.4 shall be deemed cumulative and in addition to, and not in lieu of, any other remedy provided by law or in equity or otherwise provided in this Lease.

7.5 Other Representations and Warranties.

(a) Each of the parties warrants and represents for itself and covenants with the other party that:

(i) It has the full right, title and authority to enter into this Lease and to perform its obligations hereunder in accordance with the terms hereof.

(ii) It has not utilized the services of a broker or a finder in the negotiation and/or execution of this Lease in such a manner that would result in an obligation on the part of the other party to pay a broker's commission or finder's fee.

(iii) It shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Lease and in performing the transactions contemplated by this Lease.

(iv) It will not do or permit to be done during the Term of the Lease any act which would or might hinder or impair the rights or the other party granted under this Lease.

(b) Solitario represents, warrants and covenants to Owner that:

(i) it is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Colorado.

(ii) it has full corporate power and authority to enter into this Lease and all other agreements contemplated hereby. All requisite corporate action on its part, and on the part of its officers, managers and members, necessary for the execution, delivery, and performance of this Lease and all other agreements contemplated hereby, have been taken and duly authorized. This Lease and all agreements and instruments contemplated hereby are, and when executed and delivered by it (assuming valid execution and delivery by Owner), will be, legal, valid, and binding obligations enforceable against it in accordance with their respective terms. The execution, delivery and performance of this Lease will not violate any provision of its articles of incorporation or by-laws or to its knowledge any law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no judgment, decree or order of any court or governmental authority binding on it which would be contravened by the execution, delivery, performance, or enforcement of this Lease or any instrument or agreement required hereunder. Notwithstanding the foregoing, no representation is made as to (A) the remedy of specific performance or other equitable remedies for the enforcement of this Lease or any other agreement contemplated hereby or (B) rights to indemnity under this Lease for securities law liability. Additionally, this representation is

limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(c) Owner represents, warrants and covenants to Solitario that:

(i) it is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Colorado.

(ii) it is duly qualified and in good standing to conduct business in the state in which the Claims are located.

(iii) it has full limited liability company power and authority to enter into this Lease and all other agreements contemplated hereby. All requisite action on its part, and on the part of its managers, members, interest owners, investors, associates and any other third parties with an interest in the Claims, necessary for the execution, delivery, and performance of this Lease and all other agreements contemplated hereby, have been taken and authorized. This Lease and all agreements and instruments contemplated hereby are, and when executed and delivered by it (assuming valid execution and delivery by Solitario), will be, legal, valid, and binding obligations enforceable against it in accordance with their respective terms. The execution, delivery and performance of this Lease will not violate any provision of its articles of organization, operating agreement, or other governing documents or to its knowledge any law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which it or any of its members is a party or by which its properties (including the Claims) or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no judgment, decree or order of any court or governmental authority binding on it or any of its members which would be contravened by the execution, delivery, performance, or enforcement of this Lease or any instrument or agreement required hereunder. Notwithstanding the foregoing, no representation is made as to (A) the remedy of specific performance or other equitable remedies for the enforcement of this Lease or any other agreement contemplated hereby or (B) rights to indemnity under this Lease for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d) Owner represents and warrants that the consummation of this Lease will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, or any other agreement, instrument or arrangement to which Owner or any of its members is a party, or by which it or any of them is bound.

(e) Owner represents and warrants that to the best of its knowledge, there is no condition or activity at the Claims which constitutes a nuisance or which could result in a violation of or liability under any applicable Environmental Law. Owner has not received any notice of violation or any consent order issued under applicable federal, state or local laws, orders, regulations, directives or restrictions concerning protection of, the environment and

health and safety to which the Claims or any operations thereon are now subject or may become subject. There are no pending or, to the best of Owner's knowledge, threatened proceedings by or before any court or other governmental authority with respect to operations on or the ownership of the Claims alleged to be, or to have been, in violation of, or to be the basis of liability under, any applicable Environmental Law, and Owner is not aware of any "release" (as defined in applicable Environmental Laws) of any Hazardous Materials at, from or affecting the Claims.

(f) Owner represents and warrants that all federal, state and local excise and ad valorem property and other taxes and assessments pertaining to or assessed against the Claims have been timely and properly paid.

(g) Owner represents and warrants that it has obtained all Permits required by any federal, state and local authorities for it to carry on its operations at or on the Claims, and that to the best of its knowledge, it is not in violation of and has no liability (other than liability for compliance with existing Permits and laws, including but not limited to performance of reclamation) under any statute, rule or regulation of any governmental authority applicable to the Claims.

(h) Owner represents and warrants that it and its members have performed all material obligations required to be performed by them under any contracts and commitments affecting the Claims to which any of them is a party, and none of them are in default, and will not be in default as a result of the consummation of the transactions contemplated by this Lease, under any contract, agreement, commitment, mortgage, indenture, loan agreement, lease, license, or other instrument to which any of them is a party. True and correct copies of all such agreements and commitments, as amended, have been provided to Solitario.

(i) Owner represents and warrants that to the best of its knowledge, Owner is not in material violation of any law, rule, ordinance, or other governmental regulation, including, without limitation, those relating to zoning, condemnation, mining, reclamation, environmental matters, equal employment, and federal, state, or local health and safety laws, rules, and regulations, the lack of compliance with which could materially adversely affect the Claims.

(j) Owner represents and warrants that (i) there are no actions, suits or proceedings pending or, to the best of its knowledge, threatened against or affecting Owner or its members or Owner's interest in the Claims, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality, and (ii) to the best of Owner's knowledge, it is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality which relates to its interest in the Claims.

(k) Owner represents and warrants that, to the best of its knowledge, it and its members have obtained all consents, approvals, authorizations, declarations, or filings required by or under any federal, state, local, or other authority, stock exchange or any other third party whether by way of a contract with Owner or any of its members or otherwise, in connection with the valid execution, delivery, and performance by Owner of this Lease and the consummation of the transactions contemplated hereby.

(l) Owner represents and warrants that all negotiations relative to this Lease and the transactions contemplated hereby have been carried on by it in such manner as not to give rise to any valid claim against Solitario or any other third party for a brokerage commission, finder's fee, or other fee or commission arising by reason of the transactions contemplated by this Lease.

(m) So long as Solitario is not in default under this Lease, on written request from Solitario, Owner will execute and deliver to Solitario a certificate, in form acceptable to Solitario, confirming that the Lease is in full force and effect and that there are no defaults by Solitario under the Lease.

7.6 Indemnification.

(a) Owner hereby agrees to indemnify, defend and hold Solitario, its officers, directors, employees, successors and assigns, harmless from and against any and all liabilities, claims, damages, losses, or expenses (including interest and penalties, reasonable attorneys' fees, and other reasonable expenses of defending any actions relating thereto) incurred or sustained by Solitario in or as a result of or arising out of or attributable to: (i) all conditions and liabilities (including without limitation Environmental Liabilities) arising out of Owner's activities on or in connection with the Claims prior to, on or after the Effective Date, and (ii) any breach of the specific representations, warranties and covenants made by Owner in this Lease.

(b) Except as to damages sustained or caused by Owner, its agents or employees while on the Claims pursuant to Section 8.4, Solitario hereby agrees to indemnify, defend and hold Owner, its successors and assigns, harmless from and against any and all liabilities, claims, damages, losses, or expenses (including interest and penalties, reasonable attorneys' fees and other reasonable expenses of defending any actions relating thereto) incurred or sustained by Owner in or as a result of or arising out of or attributable to: (i) all conditions and liabilities (including without limitation Environmental Liabilities) arising out of activities engaged in by Solitario on or in connection with the Claims from and after the Effective Date, and (ii) any breach of the specific representations, warranties and covenants made by Solitario in this Lease.

(c) The parties hereto, within five (5) days after the service of process upon either of them in a lawsuit, including any notices of any court action or administrative action (or any other type of action or proceeding), or promptly after either of them, to its respective knowledge, shall become subject to, or possess actual knowledge of, any damage, liability, loss, cost, expense, or claim to which the indemnification provisions set forth in this Lease relate, shall give written notice to the other party setting forth the facts relating to the claim, damage, or loss, if available, and the estimated amount of the same. "Promptly" for purposes of this Section 7.6(c) shall mean giving notice within ten (10) days, *provided* that the failure to promptly notify the indemnifying party shall not operate to waive, reduce or extinguish the indemnified party's rights hereunder unless such failure materially prejudices the indemnifying party. Upon receipt of such notice relating to a lawsuit, the indemnifying party shall be entitled to (i) participate at its own expense in the defense or investigation of any claim or lawsuit or (ii) assume the defense thereof, in which event the indemnifying party shall not be liable to the indemnified party for legal or attorney fees thereafter incurred by such indemnified party in

defense of such action or claim; *provided*, that if the indemnified party may have any unindemnified liability out of such claim, such party shall have the right to approve the counsel selected by the indemnifying party, which approval shall not be withheld unreasonably. If the indemnifying party assumes the defense of any claim or lawsuit, all costs of defense of such claim or lawsuit shall thereafter be borne by such party and such party shall have the authority to compromise and settle such claim or lawsuit, or to appeal any adverse judgment or ruling with the cost of such appeal to be paid by such party; *provided, however*, if the indemnified party may have any unindemnified liability arising out of such claim or lawsuit the indemnifying party shall have the authority to compromise and settle each such claim or lawsuit only with the written consent of the indemnified party, which shall not be withheld unreasonably. The indemnified party may continue to participate in any litigation at its expense after the indemnifying party assumes the defense of such action. In the event the indemnifying party does not elect to assume the defense of a claim or lawsuit, the indemnified party shall have authority to compromise and settle such claim or lawsuit only with the written consent of the indemnifying party, which consent shall not be unreasonably withheld, or to appeal any adverse judgment or ruling, with all costs, fees, and expenses indemnifiable under this Lease to be paid by the indemnifying party. Upon the indemnified party's furnishing to the indemnifying party an estimate of any loss, damage, liability, or expense to which the indemnification provisions of this Lease relate, the indemnifying party shall pay to the indemnified party the amount of such estimate within ten (10) days of receipt of such estimate, unless the indemnifying party in good faith disputes its liability with respect to any such claim.

7.7 Right to Relocate, Amend, and Patent. Solitario shall have, in consultation with Owner, the full, exclusive right, but not the obligation, to relocate, amend, apply for mineral patents, defend contests or adverse actions or suits and to negotiate settlement thereof with respect to any and all of the Claims, and to abandon any of the Claims and relocate them (in Owner's name) as millsites or mining claims, or to include the Claims in any transaction by which Solitario (on Owner's behalf) acquires fee title to all or any portion of the Claims, and Owner shall cooperate with Solitario and shall execute any and all documents necessary or desirable in the opinion of Solitario to further such amendments, relocations, patent applications, contests, adverse actions or suits, or settlement of such contests or adverse actions or suits. So long as it acts in accordance with industry standards, Solitario shall not be liable in any manner whatsoever to Owner for the loss of any of the Claims as a result of such amendments, relocations, abandonments, contests or adverse actions or suits. All land acquisition costs and related recording fees, attorneys' fees and consultant's fees directly incurred by Solitario in applying for and obtaining patents for any of the Claims or in successfully privatizing any portion of the Claims shall be deductible from any Minimum Lease Payment or Production Royalty payments or Supplemental Payments otherwise payable to Owner.

7.8 After-Acquired and Additional Interests. This Lease shall apply and extend to any further or additional right, title, interest or estate heretofore or hereafter acquired by Owner in or to the Claims. In the event Owner acquires any such right, title, interest or estate, Owner will lease the same to Solitario pursuant to this Lease, without payment of additional consideration by Solitario. During the Term of this Lease, Owner shall not locate any mining claims or acquire any other interests in real property within an area of three miles around the current exterior boundaries of the Claims (the "Area of Interest"). Subject to the provisions set forth in the remainder of this Section 7.8, with respect to (i) any mining claims located by

Solitario wholly or partially within the Area of Interest prior to the Effective Date, and (ii) any mining claims located by Solitario or any other interests in real property acquired by Solitario wholly or partially within the Area of Interest from and after the Effective Date (collectively, "Solitario AOI Interests"), (a) those Solitario AOI Interests shall be burdened by the Production Royalty (subject to the provisions of Section 3.9), and the applicable references to the Claims herein with respect to the Production Royalty shall be deemed to include any Solitario AOI Interests, and (b) upon termination of this Lease (except if such termination is the result of a default by Owner hereunder), if Owner provides written notice of its election to acquire such Solitario AOI Interests within thirty (30) days after the effective date of such termination, then Solitario shall quitclaim those interests to Owner without representations or warranties of any kind as to title to those interests, environmental conditions at or affecting those interests, or otherwise. Notwithstanding the foregoing, if for any reason this Lease is terminated as the result of any claims made by third parties questioning Owner's title to the Claims or its authority to enter into this Lease, then the provisions of this Section 7.8 shall not apply with respect to any Solitario AOI Interests, and Owner shall have no right to any Production Royalty from the production or sale of Valuable Minerals therefrom or any right to retain or acquire any interest in the Solitario AOI Interests.

ARTICLE VIII – GENERAL PROVISIONS

8.1 Other Business Opportunities. This Lease is, and the rights and obligations of the parties are, strictly limited to the Claims. Except as expressly provided herein, the parties shall have the free and unrestricted right to independently engage in, and receive the full benefits of, any and all business ventures of any sort whatever, whether or not competitive with the Claims and the activities undertaken pursuant to this Lease, without consulting the other or inviting or allowing the other to participate therein. Neither of the parties shall be under any fiduciary or other duty to the other which will prevent it from engaging in, or enjoying the benefits of, any competing venture or ventures outside the Claims, but, within the general scope of the activities contemplated by this Lease. The legal doctrines of "corporate opportunity" or "business opportunity" sometimes applied to persons or legal entities occupying a joint venture or other fiduciary status shall not be applied in the case of any other activity, venture, or operation of either party.

8.2 Confidentiality.

(a) For the entire Term of this Lease, Owner agrees to treat this Lease, and all of the terms and conditions hereof, and all data, reports, records and other information relating to this Lease, as confidential, and such information shall not be disclosed to any other person or entity, without the prior written consent of Solitario, which consent Solitario may withhold in its sole discretion. In the event that Owner is required by any law, rule, regulation, or order to disclose to the public any of such information, it shall immediately notify Solitario of such requirement and the terms thereof, together with a copy of such release as may be contemplated, prior to such disclosure. Solitario shall then have not less than three business days to review and comment upon such disclosure and to request, prior to disclosure, confidential treatment of any of the information of such terms as it shall, in its sole discretion, determine. Owner shall use its best efforts to comply with such request prior to making the required disclosure.

(b) Following expiration or termination of this Lease, Owner may not disclose to third parties any information provided to Owner hereunder unless such disclosure shall be accompanied by a disclaimer of any representation or warranty as to the accuracy, reliability or completeness of such information for any purpose.

(c) Owner acknowledges that, based upon information and data from work done previously on the Claims or other property which Solitario controls in the vicinity of the Claims, Solitario may have developed its own theories and interpretations regarding the Claims and the potential for mineral development of the Claims that are regarded by Solitario as confidential and/or proprietary to Solitario and which have not been disclosed to Owner. Owner agrees that in entering into this Lease, it is not relying on Solitario, and Solitario has no obligation, to disclose any such information, data, theories or interpretations.

8.3 Assignability.

(a) Solitario shall have the right to assign its rights and delegate its obligations under this Lease, in whole or in part, to any third party, or to sublease all or portions of the Claims at any time during the Term hereof, upon receiving the prior written consent of Owner, such consent not to be unreasonably withheld, conditioned or delayed; *provided, however*, that any such assignment or sublease shall be expressly made subject to all the terms, conditions and covenants of this Lease; and *provided further* that no such consent shall be required in connection with any such assignment or sublease (i) to an affiliate or subsidiary of Solitario, (ii) in connection with a corporate merger or reorganization involving Solitario or any affiliate or subsidiary or a sale of all or substantially all of Solitario's assets, (iii) made as part of a pledge for financing purposes, or (iv) to a joint venture in which Solitario is a participant or to a limited liability company of which Solitario is a member, although Solitario shall notify Owner of any such assignments or subleases. Owner's consent to any assignment or sublease may not be withheld if the proposed assignee or sublessee is technically and financially capable of performing Solitario's obligations under the Lease. Any assignment or sublease by Solitario to which Owner consents shall relieve Solitario of further liabilities and obligations under this Lease.

(b) Any conveyance by Owner of any interest in the Claims or assignment of any rights under this Lease shall be subject to this Lease and shall not be binding upon Solitario until thirty (30) days following receipt by Solitario of the original or a certified copy of the instrument effecting such conveyance or assignment, pursuant to which the assignee or transferee agrees in writing to be bound by and comply with all of the terms and conditions of this Lease.

8.4 Access to Claims. Owner, its agents, employees, and representatives, at its and their sole risk and upon prior written notice to Solitario, during normal business hours, and in compliance with Solitario's safety procedures, shall have access to the Claims (to the extent Solitario may legally allow such access) for purposes of examination and inspection to confirm that Solitario is conducting its operations in accordance with this Lease, *provided* that any such examination or inspection does not interfere with, or delay, Solitario's operations. Owner hereby agrees to defend, indemnify and hold Solitario harmless from all claims, expenses (including reasonable attorneys' fees) and damages resulting from Owner's or its agents', employees' or

representatives' presence at the Claims and, if requested by Solitario, Owner's agents, employees, and representatives shall confirm in writing their waiver of claims against Solitario. Owner's indemnification obligations under this Section 8.4 shall survive the termination of this Lease.

8.5 Memorandum for Recording. This Lease shall not be recorded by Owner or Solitario. The parties agree to execute a written memorandum of even date herewith sufficient to be entitled to be recorded under the laws of the state in which the Claims are located, and reciting that all of their right, title, and interest in and to the Claims is held subject to this Lease. Solitario may record that memorandum of Lease in the official records of Lawrence County.

8.6 Laws and Regulations; Severability; Force Majeure.

(a) This Lease shall be governed by the laws of the state in which the Claims are located (other than its rules regarding conflicts of law), and shall be subject to all applicable state and federal laws and rules and regulations of public bodies exercising jurisdiction over this Lease or the development or operation of any of the mining rights subject hereto. In the event any provision of this Lease is, or the operations contemplated hereby are, found to be inconsistent with, or contrary to, any such laws, rules, or regulations, the latter shall be deemed to control; and this Lease shall be regarded as modified accordingly and, as so modified, shall continue in full force and effect.

(b) Except for the obligation to make Minimum Lease Payments, Supplemental Payments and Production Royalty payments when due hereunder, the obligations of Solitario under this Lease, including the Minimum Work Commitment shall be suspended, and it shall not be deemed in default or liable for damages or other remedies while Solitario is prevented from complying therewith by acts of God, the elements, riots, acts or failures to act on the part of federal or state agencies; inability to timely obtain necessary Permits from governmental agencies on terms reasonably acceptable to Solitario; inability to secure materials or to obtain access to the Claims; actions taken by environmental groups or other non-governmental organizations; actions taken by third parties claiming any interest in the Claims or questioning Owner's authority to enter into this Lease; strikes; lockouts; damage to, destruction or unavoidable shutdown of necessary facilities; unanticipated geologic conditions; pandemics or epidemics whether now existing or occurring in the future; or any other force majeure type events (whether or not similar to those above-mentioned) beyond Solitario's reasonable control, whether or not foreseeable; *provided, however*, that, settlement of strikes or lockouts shall be entirely within Solitario's discretion; and *provided, further*, that Solitario shall promptly notify the Owner and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply. The period of time in which any particular obligation must be performed, and the Term of this Lease, shall be extended for period(s) of time equal to that of the duration of any events of force majeure.

8.7 Notice. Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and (i) delivered personally to an officer of the party to whom directed; (ii) sent by registered or certified United States mail, postage prepaid, return receipt requested; or (iii) sent by reputable overnight courier. All such notices shall be addressed to the party to whom directed as follows:

Solitario: Solitario Zinc Corp.
4251 Kipling Street, Suite 390
Wheat Ridge, Colorado 80033
Attention: Chris Herald, CEO
Telephone: (303) 534-1030, ext. 14
Email: cherald@aol.com

OWNER: Golden Crest II, LLC
630 Road 20
Grand Junction, CO 81507
Attention: Larry R. Moyer
Telephone: (970) 241-3963
Email: larry.moyer@outlook.com

Either party may, from time to time, change its address for future notices hereunder by notice in accordance with this Section 8.7. Notices, all other documents, and payments shall be complete and deemed to have been given or made when mailed or sent by overnight courier, or upon personal delivery when delivered personally, or, in the case of notices, when receipt is confirmed when sent by facsimile transmission, email or other electronic messaging system.

8.8 No Implied Covenants. Owner understands, and expressly acknowledges and agrees, that no implied covenants or conditions whatsoever shall be read into this Lease relating to the exploration, development, prospecting, mining, production, or marketing of Valuable Minerals, or the time therefor, or to any obligation of Solitario hereunder, or to the measure of diligence thereof, and Owner hereby acknowledges and confirms that the Minimum Lease Payments, Supplemental Payments and Production Royalty payments which it may receive under this Lease are sufficient consideration for all of the rights granted to Solitario under this Lease.

8.9 Sole Agreement; Waiver. This Lease contains all of the representations and agreements between the parties with respect to the Claims and the subject matter hereof, and supersedes all prior agreements, written or oral, between the parties with respect to the Claims and the subject matter hereof. No modification or waiver of the terms and conditions hereof shall be binding upon either party unless in writing, dated subsequent to the date of execution of this Lease, and executed by an authorized representative of such party. No waiver by any party of a breach of any of the provisions of the Lease shall be construed as a waiver of any subsequent breach, whether of the same or a different character.

8.10 Title Headings. The title headings of the respective articles and sections of this Lease are inserted for convenience only, and shall not be deemed to be a part of this Lease or considered in construing this Lease.

8.11 Further Assurances. The parties hereto agree that they will (a) execute any and all other instruments that may be necessary or required to carry out and effectuate any and all of the provisions hereof, and (b) take all such other actions as are reasonably necessary and requested by the other party to facilitate the transactions contemplated by this Lease and to allow for the full enjoyment of the rights granted hereunder.

8.12 Binding Effect. Subject to the provisions of Section 8.3 above, this Lease shall be binding upon, and shall inure to, the benefit of the parties hereto, their heirs, administrators, legal representatives, successors and assigns.

8.13 Counterparts. This Lease may be executed in several counterparts, any one of which may contain the execution of the Owner or Solitario, which together shall constitute a single original document.

8.14 Definitions. For purposes of this Lease, the following terms shall have the following meanings:

(a) "Annual Period" means each period running from the Effective Date to the first Anniversary Date and from each Anniversary Date to the next thereafter, subject to modification as set forth in Section 4.5.

(b) "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Mine Safety and Health Act of 1977, the Federal Land Policy and Management Act of 1976, and the National Historic Preservation Act, each as amended, and any state law counterparts, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, reclamation, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

(c) "Environmental Liabilities" means any liability arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Materials or substances existing or arising on, beneath or above such property and/or emanating or migrating and/or threatening to emanate or migrate from such property to other properties; (ii) disposal or treatment of or the arrangement for the disposal or treatment of Hazardous Materials originating or transported from such property to an off-site treatment, storage or disposal facility, (iii) physical disturbance of the environment on or from such property; or (iv) the violation or alleged violation of any Environmental Laws relating to such property.

(d) "Exploration and Development Expenditures" means all costs, fees, expenses, liabilities and charges paid, incurred or accrued by Solitario on or for the benefit of the

Claims or any Solitario AOI Interests (and all further references to the Claims in this Section 8.14(d) shall be deemed to include any Solitario AOI Interests), including:

(i) all costs and expenses incurred in conducting exploration activities on or for the benefit of the Claims, including the active pursuit of required federal, state or local Permits and the performance of required environmental protection or reclamation obligations, the building, maintenance and repair of roads, drill site preparation, drilling, tracking, sampling, trenching, digging test pits, shaft sinking, acquiring, diverting or transporting water necessary for exploration, logging of drill holes and drill core, completion and evaluation of geological, geophysical, geochemical or other exploration data and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays or metallurgical analyses and tests);

(ii) all expenses incurred in conducting development activities on or for the benefit of the Claims, including the active pursuit of required Permits and the performance of required environmental protection or reclamation obligations, pre-stripping and stripping, the construction and installation of a mill, leach pads or other beneficiation facilities for Valuable Minerals, and all other ancillary facilities related to the construction and operation of a mine, and other activities, operations or work performed in preparation for the removal of Valuable Minerals from the Claims;

(iii) all costs incurred in performing any reclamation, restoration or other environmental compliance activities, and all costs of insurance obtained or in force to cover activities undertaken by or on Solitario's behalf on the Claims;

(iv) all salaries, wages, expenses and benefits of Solitario's employees, independent contractors or consultants engaged in exploration, development, mining or related activities or operations on or for the benefit of the Claims, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to the Claims for the periods of time such employees are engaged in such activities and reasonable transportation expenses for all such employees to and from their regular place of work to and from the Claims, and all fees and other expenses paid by or reimbursed to any consultant or independent contractor by Solitario;

(v) all costs, expenses and fees incurred in connection with the preparation of any Technical Report or other economic and technical analyses pertaining to the Claims, whether carried out by Solitario or by third parties under contract with Solitario;

(vi) all taxes and assessments, other than income taxes, assessed or levied upon or against the Claims or any improvements to the Claims for which Solitario is responsible or for which Solitario reimburses Owner;

(vii) all costs of material, equipment and supplies acquired, leased or hired, for use in conducting exploration, development and related activities or operations; *provided, however*, that equipment owned and supplied by Solitario shall be chargeable at rates no greater than comparable market rental rates available in the area of the Claims;

(viii) all costs and expenses of establishing and maintaining field offices, camps and housing facilities;

(ix) all costs incurred by Solitario in examining and curing title to any part of the Claims or in maintaining the Claims, whether through the performance of assessment work, the payment of claim maintenance fees, or otherwise, in acquiring water rights for the benefit of its activities on the Claims, or in conducting any analyses of the environmental conditions at the Claims, as well as all costs incurred by Solitario in locating any unpatented mining claims or acquiring any other interests in real property within the Area of Interest, and all costs of maintaining such claims or other interests in real property.

(e) "Hazardous Materials" means any substance: (i) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (ii) that is defined as a "hazardous waste," "hazardous substance," "extremely hazardous substance" or "pollutant" or "contaminant" under any Environmental Law; (iv) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (v) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the property; (vi) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (vii) that contains PCBs, asbestos or urea formaldehyde foam insulation; in each case subject to exceptions provided in applicable Environmental Laws.

(f) "NI 43-101" means National Instrument 43-101, "Standards of Disclosure for Mineral Projects" applicable to all companies listed on a Canadian stock exchange, as the same may be amended from time to time.

(g) "Resource" means a measured resource as defined by the CIM Standards incorporated into NI 43-101.

(h) "Technical Report" means a report prepared, filed and certified in accordance with NI 43-101F.

8.15 Interpretation. Whenever the singular or masculine or neuter is used in this Lease, the same will be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires. Use of the word "including" in this Lease means "including without limitation" or "including but not limited to," whether or not those words appear. Use of the words "herein," "hereof" or "hereunder" in this Lease refer to the Lease in its entirety, and not just in the section or subsection of this Lease in which those words appear. Each of the Exhibits and Schedules attached to this Lease is incorporated into the Lease by this reference.

8.16 Rule Against Perpetuities. In the event a court of competent jurisdiction determines that the Term or any other provision of this Lease violates the applicable statutory or common law Rule Against Perpetuities, then the Term of this Lease shall automatically be revised and reformed to coincide with the maximum term permitted by the Rule Against

Perpetuities, or such other provision shall be revised as necessary to comply with the Rule Against Perpetuities, and this Lease shall not be terminated solely as a result of a violation of the Rule Against Perpetuities.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Mining Lease effective as of the day and year first above written.

GOLDEN CREST II, LLC
a Wyoming limited liability company

By: [signature]
Name: Larry R. Moyer, Manager

SOLITARIO ZINC CORP.,
a Colorado corporation

By: ______________________
Name: Christopher E. Herald
Title: CEO

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Mining Lease effective as of the day and year first above written.

GOLDEN CREST II, LLC
a Wyoming limited liability company

By: ______________________
Name: Larry R. Moyer, Manager

SOLITARIO ZINC CORP.,
a Colorado corporation

By: ______________________
Name: Christopher E. Herald
Title: CEO

EXHIBIT A
TO MINING LEASE

THE CLAIMS

The following unpatented lode mining claims located in Sections 14, 15, 21, 22, 23, 24, 25, 26, 27, 28, 33, 34, 35 and 36, Township 4 North, Range 1 East, and Section 31, Township 4 North, Range 2 East, Lawrence County, South Dakota, the location certificates of which are filed in the South Dakota State office of the U.S. Bureau of Land Management ("BLM") and of record in the office of the Lawrence County Register of Deeds, as follows:

Claim Name	County Recording Document #	BLM Serial Number (MT)
Golden Crest 1	2021-02398	105238739
Golden Crest 2	2021-02399	105238740
Golden Crest 3	2021-02400	105238741
Golden Crest 4	2021-02401	105238742
Golden Crest 5	2021-02402	105238743
Golden Crest 6	2021-02403	105238744
Golden Crest 7	2021-02404	105238745
Golden Crest 8	2021-02405	105238746
Golden Crest 9	2021-02406	105238747
Golden Crest 10	2021-02407	105238748
Golden Crest 11	2021-02408	105238749
Golden Crest 12	2021-02409	105238750
Golden Crest 13	2021-02410	105238751
Golden Crest 14	2021-02411	105238752
Golden Crest 15	2021-02412	105238753
Golden Crest 16	2021-02413	105238754
Golden Crest 17	2021-02414	105238755
Golden Crest 18	2021-02415	105238756
Golden Crest 19	2021-02416	105238757
Golden Crest 20	2021-02417	105238758
Golden Crest 21	2021-02418	105238759
Golden Crest 22	2021-02419	105238760
Golden Crest 23	2021-02420	105238761
Golden Crest 24	2021-02421	105238762
Golden Crest 25	2021-02422	105238763
Golden Crest 26	2021-02423	105238764
Golden Crest 27	2021-02424	105238765
Golden Crest 28	2021-02425	105238766
Golden Crest 29	2021-02426	105238767
Golden Crest 30	2021-02427	105238768
Golden Crest 31	2021-02428	105238769
Golden Crest 32	2021-02429	105238770
Golden Crest 33	2021-02430	105238771
Golden Crest 34	2021-02431	105238772
Golden Crest 35	2021-02432	105238773

Claim Name	Document #	BLM Serial Number (MT)
Golden Crest 36	2021-02433	105238774
Golden Crest 37	2021-02434	105238775
Golden Crest 38	2021-02435	105238776
Golden Crest 39	2021-02436	105238777
Golden Crest 40	2021-02437	105238778
Golden Crest 41	2021-02438	105238779
Golden Crest 42	2021-02439	105238780
Golden Crest 43	2021-02440	105238781
Golden Crest 44	2021-02441	105238782
Golden Crest 45	2021-02442	105238783
Golden Crest 46	2021-02443	105238784
Golden Crest 47	2021-02444	105238785
Golden Crest 48	2021-02445	105238786
Golden Crest 49	2021-02446	105238787
Golden Crest 50	2021-02447	105238788
Golden Crest 51	2021-02448	105238789
Golden Crest 52	2021-02449	105238790
Golden Crest 53	2021-02450	105238791
Golden Crest 54	2021-02451	105238792
Golden Crest 55	2021-02452	105238793
Golden Crest 56	2021-02453	105238794
Golden Crest 57	2021-02454	105238795
Golden Crest 58	2021-02455	105238796
Golden Crest 59	2021-02456	105238797
Golden Crest 60	2021-02457	105238798
Golden Crest 61	2021-02458	105238799
Golden Crest 62	2021-02459	105238800
Golden Crest 63	2021-02460	105238801
Golden Crest 64	2021-02461	105238802
Golden Crest 65	2021-02462	105238803
Golden Crest 66	2021-02463	105238804
Golden Crest 67	2021-02464	105238805
Golden Crest 68	2021-02465	105238806
Golden Crest 69	2021-02466	105238807
Golden Crest 70	2021-02467	105238808
Golden Crest 71	2021-02468	105238809
Golden Crest 72	2021-02469	105238810
Golden Crest 73	2021-02470	105238811
Golden Crest 74	2021-02471	105238812
Golden Crest 75	2021-02472	105238813
Golden Crest 76	2021-02473	105238814
Golden Crest 77	2021-02474	105238815
Golden Crest 78	2021-02475	105238816
Golden Crest 79	2021-02476	105238817
Golden Crest 80	2021-02477	105238818
Golden Crest 81	2021-02478	105238819
Golden Crest 82	2021-02479	105238820
Golden Crest 83	2021-02480	105238821
Golden Crest 84	2021-02481	105238822

Claim Name	Document #	BLM Serial Number (MT)
Golden Crest 85	2021-02482	105238823
Golden Crest 86	2021-02483	105238824
Golden Crest 87	2021-02484	105238825
Golden Crest 88	2021-02485	105238826
Golden Crest 89	2021-02486	105238827
Golden Crest 90	2021-02487	105238828
Golden Crest 91	2021-02488	105238829
Golden Crest 92	2021-02489	105238830
Golden Crest 93	2021-02490	105238831
Golden Crest 94	2021-02491	105238832
Golden Crest 95	2021-02492	105238833
Golden Crest 96	2021-02493	105238834
Golden Crest 97	2021-02494	105238835
Golden Crest 98	2021-02495	105238836
Golden Crest 99	2021-02496	105238837
Golden Crest 100	2021-02497	105238838
Golden Crest 101	2021-02498	105238839
Golden Crest 102	2021-02499	105238840
Golden Crest 103	2021-02500	105238841
Golden Crest 104	2021-02501	105238842
Golden Crest 105	2021-02502	105238843
Golden Crest 106	2021-02503	105238844
Golden Crest 107	2021-02504	105238845
Golden Crest 108	2021-02505	105238846
Golden Crest 109	2021-02506	105238847
Golden Crest 110	2021-02507	105238848
Golden Crest 111	2021-02508	105238849
Golden Crest 112	2021-02509	105238850
Golden Crest 113	2021-02510	105238851
Golden Crest 114	2021-02511	105238852
Golden Crest 115	2021-02512	105238853
Golden Crest 116	2021-02513	105238854
Golden Crest 117	2021-02514	105238855
Golden Crest 118	2021-02515	105238856
Golden Crest 119	2021-02516	105238857
Golden Crest 120	2021-02517	105238858
Golden Crest 121	2021-02518	105238859
Golden Crest 122	2021-02519	105238860
Golden Crest 123	2021-02520	105238861
Golden Crest 124	2021-02521	105238862
Golden Crest 125	2021-02522	105238863
Golden Crest 126	2021-02523	105238864
Golden Crest 127	2021-02524	105238865
Golden Crest 128	2021-02525	105238866
Golden Crest 129	2021-02526	105238867
Golden Crest 130	2021-02527	105238868
Golden Crest 131	2021-02528	105238869
Golden Crest 132	2021-02529	105238870
Golden Crest 133	2021-02530	105238871

Claim Name	Document #	BLM Serial Number (MT)
Golden Crest 134	2021-02531	105238872
Golden Crest 135	2021-02532	105238873
Golden Crest 136	2021-02533	105238874
Golden Crest 137	2021-02534	105238875
Golden Crest 138	2021-02535	105238876
Golden Crest 139	2021-02536	105238877
Golden Crest 140	2021-02537	105238878
Golden Crest 141	2021-02538	105238879
Golden Crest 142	2021-02539	105238880
Golden Crest 143	2021-02540	105238881
Golden Crest 144	2021-02541	105238882
Golden Crest 145	2021-02542	105238883
Golden Crest 146	2021-02543	105238884
Golden Crest 147	2021-02544	105238885
Golden Crest 148	2021-02545	105238886
Golden Crest 149	2021-02546	105238887
Golden Crest 150	2021-02547	105238888
Golden Crest 151	2021-02548	105238889
Golden Crest 152	2021-02549	105238890
Golden Crest 153	2021-02550	105238891
Golden Crest 154	2021-02551	105238892
Golden Crest 155	2021-02552	105238893
Golden Crest 156	2021-02553	105238894
Golden Crest 157	2021-02554	105238895
Golden Crest 158	2021-02555	105238896
Golden Crest 159	2021-02556	105238897
Golden Crest 160	2021-02557	105238898
Golden Crest 161	2021-02558	105238899
Golden Crest 162	2021-02559	105238900
Golden Crest 163	2021-02560	105238901
Golden Crest 164	2021-02561	105238902
Golden Crest 165	2021-02562	105238903
Golden Crest 166	2021-02563	105238904
Golden Crest 167	2021-02564	105238905
Golden Crest 168	2021-02565	105238906
Golden Crest 169	2021-02566	105238907
Golden Crest 170	2021-02567	105238908
Golden Crest 171	2021-02568	105238909
Golden Crest 172	2021-02569	105238910
Golden Crest 173	2021-02570	105238911
Golden Crest 174	2021-02571	105238912
Golden Crest 175	2021-02572	105238913
Golden Crest 176	2021-02573	105238914
Golden Crest 177	2021-02574	105238915
Golden Crest 178	2021-02575	105238916
Golden Crest 179	2021-02576	105238917
Golden Crest 180	2021-02577	105238918
Golden Crest 181	2021-02578	105238919
Golden Crest 182	2021-02579	105238920

Claim Name	Document #	BLM Serial Number (MT)
Golden Crest 183	2021-02580	105238921
Golden Crest 184	2021-02581	105238922
Golden Crest 185	2021-02582	105238923
Golden Crest 186	2021-02583	105238924
Golden Crest 187	2021-02584	105238925
Golden Crest 188	2021-02585	105238926
Golden Crest 189	2021-02586	105238927
Golden Crest 190	2021-02587	105238928
Golden Crest 191	2021-02588	105238929
Golden Crest 192	2021-02589	105238930
Golden Crest 193	2021-02590	105238931
Golden Crest 194	2021-02591	105238932
Golden Crest 195	2021-02592	105238933
Golden Crest 196	2021-02593	105238934
Golden Crest 197	2021-02594	105238935
Golden Crest 198	2021-02595	105238936
Golden Crest 199	2021-02596	105238937
Golden Crest 200	2021-02597	105238938
Golden Crest 201	2021-02598	105238939
Golden Crest 202	2021-02599	105238940
Golden Crest 203	2021-02600	105238941
Golden Crest 204	2021-02601	105238942
Golden Crest 205	2021-02602	105238943
Golden Crest 206	2021-02603	105238944
Golden Crest 207	2021-02604	105238945
Golden Crest 208	2021-02605	105238946
Golden Crest 216	2021-02613	105238947
Golden Crest 217	2021-02614	105238948
Golden Crest 218	2021-02615	105238949
Golden Crest 219	2021-02616	105238950
Golden Crest 220	2021-02617	105238951
Golden Crest 221	2021-02618	105238952
Golden Crest 222	2021-02619	105238953
Golden Crest 223	2021-02620	105238954
Golden Crest 224	2021-02621	105238955
Golden Crest 225	2021-02622	105238956
Golden Crest 226	2021-02623	105238957
Golden Crest 227	2021-02624	105238958
Golden Crest 228	2021-02625	105238959
Golden Crest 229	2021-02626	105238960
Golden Crest 230	2021-02627	105238961
Golden Crest 231	2021-02628	105238962
Golden Crest 232	2021-02629	105238963
Golden Crest 233	2021-02630	105238964
Golden Crest 234	2021-02631	105238965
Golden Crest 235	2021-02632	105238966
Golden Crest 236	2021-02633	105238967
Golden Crest 237	2021-02634	105238968
Golden Crest 238	2021-02635	105238969

Claim Name	Document #	BLM Serial Number (MT)
Golden Crest 239	2021-02636	105238970
Golden Crest 240	2021-02637	105238971
Golden Crest 241	2021-02638	105238972
Golden Crown 209	2021-03185	105238973
Golden Crown 210	2021-03186	105238974
Golden Crown 211	2021-03187	105238975
Golden Crown 212	2021-03188	105238976
Golden Crown 213	2021-03189	105238977
Golden Crown 214	2021-03190	105238978
Golden Crown 215	2021-03191	105238979